Exhibit 99.1
Independent Auditors’ Report
Board of Directors
Interstate Power and Light Company
Cedar Rapids, Iowa
We have audited the accompanying statements of assets acquired and liabilities assumed as of December 31, 2006 and 2005 of the Electric Transmission Business (the “Business”) of Interstate Power and Light Company (the “Company”), and the related statements of revenues and direct expenses of the Business for each of the three years in the period ended December 31, 2006 (collectively, the “statements”), pursuant to the Asset Sale Agreement between the Company and ITC Midwest LLC, a wholly-owned subsidiary of ITC Holdings Corp., as described in Note 1 to the statements. These statements are the responsibility of management of the Business. Our responsibility is to express an opinion on the statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financing reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.
The accompanying statements were prepared using the basis of presentation described in Note 2, and are not intended to be a complete presentation of the Business’ assets, liabilities, revenues, and expenses.
In our opinion, such statements present fairly, in all material respects, the assets acquired and liabilities assumed of the Business for the years ended December 31, 2006 and 2005 and the revenues and direct expenses for each of the three years in the period ended December 31, 2006, pursuant to the Asset Sale Agreement referred to in Note 1, in conformity with accounting principles generally accepted in the United States of America.
The accompanying statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed if the Business had been operated as an unaffiliated company. Portions of certain revenues and expenses represent allocations made from the Company to the Business.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
July 9, 2007

ELECTRIC TRANSMISSION BUSINESS OF INTERSTATE POWER AND LIGHT COMPANY
STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
AS OF DECEMBER 31, 2006 AND 2005
(in millions)

	2006	2005
Assets acquired:
Property and equipment, net of accumulated depreciation of $231.6 and $222.3, respectively	$456.1	$441.5
Inventory	1.2	1.1

Total assets acquired	457.3	442.6

Liabilities assumed:
Cost of removal obligations	(45.0)	(43.6)
Asset retirement obligations	(0.3)	(0.3)
Accrued capital expenditure obligations	(2.5)	(1.5)
Other obligations	—	—

Total liabilities assumed	(47.8)	(45.4)

Net assets acquired	$409.5	$397.2

The accompanying notes are an integral part of these financial statements.

ELECTRIC TRANSMISSION BUSINESS OF INTERSTATE POWER AND LIGHT COMPANY
STATEMENTS OF REVENUES AND DIRECT EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004
(in millions)

	2006	2005	2004
Electric transmission revenues	$81.3	$82.4	$80.6

Operating expenses:
Operation and maintenance	24.2	25.9	21.0
Administrative and general	6.9	5.4	4.7
Depreciation	15.0	16.2	15.7
Taxes other than income taxes	6.5	6.4	6.4

Operating expenses	52.6	53.9	47.8

Excess of revenues over operating expenses	28.7	28.5	32.8
Interest expense	9.3	8.4	8.0
Allowance for funds used during construction — debt	(0.7)	(0.4)	(0.4)

Excess of revenues over expenses	$20.1	$20.5	$25.2

The accompanying notes are an integral part of these financial statements.

ELECTRIC TRANSMISSION BUSINESS OF INTERSTATE POWER AND LIGHT COMPANY
NOTES TO STATEMENTS
(1) DESCRIPTION OF THE BUSINESS AND ASSET SALE AGREEMENT
     Interstate Power and Light Company (“IP&L”) is a direct subsidiary of Alliant Energy Corporation (“Alliant Energy”). Alliant Energy is an investor-owned public utility holding company, whose primary subsidiaries are IP&L, Wisconsin Power and Light Company (“WPL”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”). Corporate Services is the subsidiary formed to provide administrative services to Alliant Energy and its subsidiaries, including IP&L and its electric transmission operations.
     IP&L is engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of steam and various other energy-related services. As such, transmission of electricity is part of the bundled service (consisting of generation, transmission and distribution of electricity) which IP&L provides to its electric customers. Electric transmission service is not separately identified in IP&L’s billings to its electric retail customers and IP&L manages its electric transmission service as an integral aspect of its overall electric utility business. IP&L’s primary service territories are located in Iowa and southern Minnesota.
     In January 2007, IP&L signed a definitive asset sale agreement (“Agreement”) to sell its electric transmission assets located in Iowa, Minnesota, Illinois and Missouri (i.e., all of its electric transmission assets, or the “Business”) to ITC Midwest LLC (“ITC”), a wholly-owned subsidiary of ITC Holdings Corp., for approximately $750 million in cash, subject to adjustments at closing. Pursuant to the agreement, ITC will acquire IP&L’s electric transmission assets at 34.5-kilovolts (“KV”) and higher, including electric transmission lines, electric transmission substations, and associated land rights, contracts, permits and equipment. Various IP&L working capital assets and liabilities will not be acquired or assumed by ITC pursuant to the terms of the Agreement.
     The transaction is subject to customary closing conditions and approvals by various regulatory agencies, including the Iowa Utilities Board, Minnesota Public Utilities Commission, Illinois Commerce Commission and the Federal Energy Regulatory Commission (“FERC”), as well as antitrust review under the Hart-Scott-Rodino Act. Pending all appropriate state and federal regulatory approvals and satisfaction of other closing conditions, the transaction is projected to be concluded late in the fourth quarter of 2007.
     Asset Sale Agreement Closing Adjustments – The Agreement stipulates the purchase price of $750 million is subject to various closing adjustments based on the net electric transmission assets of the Business transferred as of the closing date and the assumption of certain obligations of IP&L. Purchase price adjustments at closing and post-closing will include the pro-ration of items as of the closing date, including electric transmission-related property tax obligations, obligations relating to accrued and unused vacation earned during the calendar year of the closing date, other postretirement benefits relating to IP&L’s retiree health care plans, other employee related contingent obligations, and other items. Refer to Note 5, “Commitments and Contingencies,” for further discussion of contingent obligations related to the Business and the closing of the transaction.
(2) BASIS OF PRESENTATION
     The accompanying Statements of Assets Acquired and Liabilities Assumed as of December 31, 2006 and 2005 and the related Statements of Revenues and Direct Expenses for each of the three years in the period ended December 31, 2006 (collectively, the “Statements”) have been prepared using the format permitted by the United States Securities and Exchange Commission. The elements of the Statements are stated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
     The Business is a component of IP&L’s integrated electric operations included within IP&L’s utility operations. The Business has no separate legal status. In the view of management, preparation of full financial statements for the Business is impracticable because the Business is being carved out of the larger integrated electric operations of IP&L. IP&L has not accounted for the Business as a separate entity, subsidiary, division, or segment of IP&L’s operations, IP&L has not managed the electric transmission business as a stand-alone business, and IP&L has not maintained separate stand-alone financial statements for the Business.
     The Statements have been prepared to present the assets acquired and liabilities assumed pursuant to the Agreement and the revenues and direct expenses of the Business. The accompanying Statements have been carved out from the historical accounting records of IP&L using the basis of presentation and accounting policies set forth below. Also, the Statements are not indicative of the financial condition or results of operations of the Business going forward after the acquisition due to changes in the Business that may occur after acquisition, and the exclusion of various operating expenses.
     Management believes the methodologies used to assign or allocate expenses to the Business are reasonable and represent appropriate methods of determining the expenses of the Business but may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as a stand-alone entity.
     Statements of Assets Acquired and Liabilities Assumed – The Statements of Assets Acquired and Liabilities Assumed consist only of the electric transmission assets to be acquired and related electric transmission liabilities to be assumed by ITC pursuant to the Agreement. ITC will acquire the electric transmission property and equipment (net of accumulated depreciation) and electric transmission inventory and will assume cost of removal obligations, asset retirement obligations, environmental liabilities associated with the electric transmission property and equipment and certain other liabilities related to the purchased assets pursuant to the terms of the Agreement. No other assets or liabilities of IP&L will be acquired or assumed by ITC. The primary bases for determining the electric transmission assets acquired and liabilities assumed of the Business are as follows:
     Property and equipment, net of accumulated depreciation – Property and equipment includes electric transmission assets at 34.5 KV and higher, including electric transmission lines, electric transmission substations and associated land rights, contracts, permits and equipment, less accumulated depreciation, which are to be sold to ITC in accordance with the terms of the Agreement. In situations where property and equipment at a substation is used for electric transmission and distribution functions, the property and equipment is included in electric transmission assets if the primary function of the substation asset is transmission and as distribution and not included in the Statements of Assets Acquired and Liabilities Assumed if the primary function of the substation asset is distribution. Electric transmission property and equipment by functional category included in the Statement of Assets Acquired and Liabilities Assumed at December 31 was as follows (in millions):

	2006	2005
Station equipment	$241.3	$230.6
Overhead conductors and devices	214.5	200.4
Poles and fixtures	167.0	166.2
Land and land rights	21.5	21.0
Towers and fixtures	14.5	14.5
Structures and improvements	12.7	11.0
Underground conduit, conductors, and devices	1.3	1.1

	672.8	644.8
Less: Accumulated depreciation	231.6	222.3

Net property and equipment in service	441.2	422.5
Construction work in progress (“CWIP”)	14.9	19.0

Property and equipment, net of accumulated depreciation	$456.1	$441.5

     Pursuant to the Agreement, property and equipment, net of accumulated depreciation, excludes any transmission-related asset retirement obligation costs related to transmission plant and equipment to be acquired. Refer to “Statements of Assets Acquired and Liabilities Assumed – Asset retirement obligations” for further discussion of transmission-related asset retirement obligations being assumed by ITC.

     Substantially all of IP&L’s utility plant, including property and equipment of the Business, is pledged as collateral under one or more of several outstanding indentures. These indentures secure IP&L’s Collateral Trust and First Mortgage Bonds ($130 million of such bonds were outstanding at December 31, 2006, with the remaining $24.8 million of 8% first mortgage bonds repaid at maturity in February 2007 with proceeds of the issuance of short-term debt). IP&L expects to obtain releases from the indentures to allow the sale to ITC of the property and equipment of the Business.
     Inventory – Inventory represents the cost of electric transmission-related materials and supplies, including electric transmission-related conductors, line hardware, poles and sub-station materials. Refer to Note 5, “Commitments and Contingencies,” for additional discussion of IP&L’s inventory supply agreements.
     Cost of removal obligations – Cost of removal obligations reflect amounts collected in retail electric base rates for future removal costs for certain electric transmission property and equipment assets that do not have an associated legal asset retirement obligation (“ARO”).
     Asset retirement obligations – AROs reflect legal obligations for the management and final disposition of polychlorinated biphenyls (“PCB”) contamination associated with electric transmission assets. Pursuant to the Agreement, ITC will assume electric transmission-related AROs of the Business, up to a maximum of $10.0 million.
     Accrued capital expenditure obligations – The Agreement provides that ITC will assume all liabilities and obligations associated with capital expenditure projects relating to electric transmission easement relocation obligations and engineering and construction, in each case related to the Business and outstanding on or arising after the closing date of the Agreement. The Statements of Assets Acquired and Liabilities Assumed reflect accrued transmission-related capital expenditure obligations outstanding of $2.5 million and $1.5 million as of December 31, 2006 and 2005, respectively. Refer to Note 5, “Commitments and Contingencies – Construction and acquisition expenditures,” for further discussion of the Business’ construction and acquisition expenditures.
     Other obligations – Other obligations will reflect transmission-related property taxes as of the closing date and environmental obligations, in the event any environmental obligations are identified.
     Transmission-related property tax obligations – The Agreement stipulates in connection with any transmission-related property tax assessments that ITC will be credited with a pro rata amount for the time the property was owned by IP&L. This pro rata amount is subject to adjustment based on the actual tax levy for the period the property is owned by IP&L. The Statements of Revenues and Direct Expenses include transmission-related property tax expense of approximately $6.0 million for each of 2006, 2005, and 2004. The Statements of Assets Acquired and Liabilities Assumed reflect no transmission-related property tax obligations outstanding as of December 31, 2006 and 2005. The amount of property tax obligations to be assumed will depend on the time during the year when the transaction closes and will be determined as of the closing date. Refer to Note 1, “Description of Business and Asset Sale Agreement – Asset Sale Agreement Closing Adjustments,” for further discussion of closing adjustments.
     Transmission-related environmental obligations – The Agreement stipulates ITC will assume all environmental obligations and claims arising relating to IP&L’s compliance or non-compliance prior to the closing date as it relates to past, present, or future environmental laws with respect to the electric transmission assets acquired. ITC will also assume all environmental obligations and claims relating to compliance or non-compliance with respect to present or future environmental laws arising on or after the closing date. The Agreement specifies that ITC will not assume any liabilities or obligations relating to manufactured gas plant (“MGP”) sites at, affecting, or related to the Business. Consequently, given IP&L’s environmental obligations related only to MGP or non-transmission related obligations, the Statements of Assets Acquired and Liabilities Assumed reflect no transmission-related environmental obligations as of December 31, 2006 and 2005, respectively.
     Statements of Revenues and Direct Expenses – The Statements of Revenues and Direct Expenses include revenues and direct expenses attributable to the Business including allocations of expenses incurred by IP&L that are associated with the revenue producing activities of the Business. IP&L, Alliant Energy, and Corporate Services perform a number of functions on a centralized basis. Accordingly, the costs associated with these functions are not directly attributable to any of IP&L’s operations, including the Business. The Business was carved out of the integrated electric utility business of IP&L in a manner generally consistent with the regulatory rate making principles in the states in which IP&L operates. The financial information of the Business included in the Statements of Revenues and Direct Expenses was developed, in accordance with GAAP, by applying the rate making principles used by the regulators for the integrated electric business to the Business, thereby allocating revenues and certain indirect expenses and including expenses specific to the Business to determine the electric transmission component of the integrated electric business. IP&L’s retail electric base rates in Iowa and Minnesota are based on historical test years with IP&L’s retail electric base rates developed using a cost-of-service approach. The cost-of-service approach is used to develop IP&L’s revenue requirement which is comprised of operating expenses (direct and indirect), depreciation, taxes, interest, and a rate-of-return allowance on IP&L’s investment in rate base assets. Therefore, a portion of these expenses are allocated across IP&L’s operations. The ratemaking principles used by IP&L’s regulators differ in certain respects from those used by the FERC, which regulates ITC. Accordingly, the electric transmission revenues reported in the Statements of Revenues and Direct Expenses are not intended to be indicative of revenues that ITC may earn after closing of the transaction, and such difference could be material.
     Corporate overhead expenses included in the Statements of Revenues and Direct Expenses as administrative and general expenses reflect general support functions, such as expenses associated with customer accounts and services, administrative and general salaries, incentives, and related benefits, pension and other postretirement benefits, property insurance, bad debts, and miscellaneous expenses.
     Certain other expenses and other income, such as certain corporate overhead associated with IP&L’s electric generation and distribution business, gas and steam business, interest income, and income taxes have been excluded from the Statements of Revenues and Direct Expenses, as they are not directly associated with the revenue producing activities of the Business or it is not practicable to assign or allocate such indirect operating costs to the Business.
     Electric transmission revenues – The Business utilized IP&L’s 2003 Iowa retail electric base rate case (the last such retail electric base rate case in Iowa) as the basis for determining its estimated electric transmission component of IP&L’s 2003 electric revenue requirements. A “Transmission Network Service Charge” (“TNSC”) per kilowatt-hour (“KWh”) was determined based on an estimate of the 2003 electric transmission revenue requirement. The TNSC represents the “rate per KWh” for electric transmission service established in the rate making process which would be encompassed within the bundled Iowa retail electric base rates charged to IP&L’s retail customers as well as what would have been collected from third parties for use of IP&L’s electric transmission system. Management applied the TNSC against IP&L’s electric system demand to arrive at the electric transmission revenue of the Business, which represents the amount of electric transmission revenues which would have been included in IP&L’s approved retail electric base rates and reflected in its electric revenues. Management believes that this approach for carving out electric transmission revenue is generally consistent with how IP&L’s regulators would have determined the unbundled rates for the Business.
     The Business also earns revenues from third parties leasing the right to use the Business’ electric transmission poles and towers to which cables or wires are attached. The Statements of Revenues and Direct expenses include electric transmission-related lease revenues for 2006, 2005, and 2004 of $0.6 million, $0.4 million, and $0.4 million, respectively. The lease-related revenues associated with agreements existing as of the closing date of the transaction, and related account receivables outstanding as of the closing date, will not be acquired or assigned to ITC and will continue to be administered by IP&L subsequent to the date of the transaction. Subsequent to the closing date, new electric transmission-related lease agreements will be administered by ITC.
     Weather derivative revenues attributable to the transmission business were included in the Statements of Revenues and Direct Expenses based on a ratio of electric transmission revenue to total electric revenues resulting in weather derivative-related losses allocated to the Business for 2006, 2005, and 2004 of $0.2 million, $0.4 million, and $0, respectively. IP&L’s weather derivative contracts outstanding as of the closing will not be assigned or assumed by ITC. As a result, the Statements of Assets Acquired and Liabilities Assumed reflect no weather derivative assets or obligations.
     Operation and maintenance expense – Operation and maintenance expenses represent expenses directly attributable to the Business which includes electric transmission-related expenses, such as supervision and engineering salaries and related benefits, electric transmission-related maintenance of property and equipment, and third party electric transmission-related expenses.
     Administrative and general (“A&G”) expense –A&G expenses represent an allocation of electric transmission-related A&G expenses which were necessary to support the Business. The allocation methods included allocations of expenses based on the percentage of the Business’ electric transmission labor to total electric labor, specific identification of electric transmission-related costs, such as insurance, and allocation of expenses based on a percentage of electric transmission revenue to IP&L’s electric or total revenues, where appropriate.
     Depreciation – Depreciation expense includes depreciation directly related to the electric transmission assets expected to be acquired by ITC pursuant to the terms of the Agreement and an allocated portion of depreciation expense associated with property and equipment used by its vertically integrated electric business (“Common assets”), including the Business.
     Taxes other than income taxes – Property taxes attributable to the Business were based upon the statutory formulas used in Iowa and Minnesota to determine property taxes on property utilized by the Business. Payroll taxes were determined based upon the labor expenses included in operation and maintenance and A&G expenses.
     Interest expense – The cost of service rate making methodology used by regulators explicitly includes recovery of financing costs. Accordingly, as the electric transmission revenues were established to include recovery of interest expense, the corresponding interest expense was also included in the Statements of Revenues and Direct Expenses in order to report profitability of the Business consistent with the profitability permitted by its regulators.
     Management determined interest expense based on IP&L’s historical capital structure and its electric transmission-related rate base assets. Management allocated to the Business a proportionate share of IP&L’s total short- and long-term interest expense, adjusted as necessary to exclude interest expense specifically attributed to IP&L’s electric generation assets or interest related to income tax obligations. Interest expense was allocated to the Business based on an estimate of the interest expense attributed to IP&L’s electric operations and a corresponding estimate of the percentage of the electric transmission assets to total electric assets in service or electric capital expenditures, as appropriate.
     Allowance for Funds Used During Construction – debt (“AFUDC-debt”) – AFUDC-debt represents the cost of debt to finance electric transmission capital expenditures, as permitted by GAAP and regulatory accounting. The concurrent credit for the amount of AFUDC-debt capitalized is recorded as “Allowance for funds used during construction – debt” in the Statements of Revenue and Direct Expenses. Management determined the AFUDC-debt attributable to the Business based on the AFUDC capitalized to CWIP for electric transmission-related capital expenditures. The average AFUDC – debt recovery rates, computed in accordance with the prescribed regulatory formula and IP&L’s historical capital structure, were 4.1%, 2.9%, and 2.4% for 2006, 2005, and 2004, respectively.
     Allowance for Funds Used During Construction – equity (“AFUDC-equity”) – AFUDC-debt reported in the Statements of Revenues and Direct Expenses does not include a return on equity component allowed under traditional regulatory accounting and under Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“FAS 71”) because the Business, as presented in the Statement of Assets Acquired and Liabilities Assumed, does not include common or preferred equity of IP&L. IP&L realized AFUDC-equity attributable to its electric transmission assets in 2006, 2005, and 2004 of approximately $0.7 million, $0.8 million, and $0.8 million, respectively, based on average AFUDC–equity recovery rates, computed in accordance with the prescribed regulatory formula and IP&L’s historical capital structure, of 3.9%, 4.9%, and 4.9%, respectively.
     Income taxes – No provision or benefit for income taxes has been provided in the accompanying Statements of Revenues and Direct Expenses because the Business was not operated as a stand-alone entity and no allocation of IP&L’s income tax provision or benefit has been made to the Business.
     Supplemental Cash Flow Information: Statements of cash flows were not prepared for the Business and it is not practicable to prepare complete historical cash flow information for the Business as the Business’ cash flows are commingled and are not discernible from the rest of IP&L and the Business’ financing requirements were provided by IP&L.
     Supplemental cash flow information of the Business for 2006, 2005, and 2004 includes the following significant activities (in millions):

	2006	2005	2004
Operating cash flows:
Depreciation included in Excess of revenues over direct expenses	$15.0	$16.2	$15.7
Investing cash flows:
Capital expenditures	$(26.4)	$(30.0)	$(37.1)
Cost of removal expenditures	(1.3)	(2.6)	(0.7)
(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Regulation – IP&L is subject to the regulatory jurisdiction of the FERC and various state regulatory commissions which issue orders pertaining to rates, recovery of certain costs, including the costs of electric transmission assets and regulatory assets, conditions of service, accounting, financing authorization and operating-related matters. As a result, IP&L and the Business meet the criteria of FAS 71. This accounting standard recognizes the cost of service rate setting process, which results in differences in the application of GAAP between regulated and non-regulated businesses. FAS 71 requires the recording of regulatory assets and liabilities for certain transactions that would have otherwise been treated as revenue and expense in non-regulated businesses. Regulatory assets represent costs that will be included as a component of future tariff rates and regulatory liabilities represent amounts provided in the current tariff rates that are intended to recover costs expected to be incurred in the future or amounts to be refunded to customers. These regulatory assets and regulatory liabilities are recognized in the Statements of Revenues and Direct Expenses at the time they are reflected in base electric rates. The Statements of Revenues and Direct Expenses include regulatory asset-related expenses of approximately $0.4 million, $0.4 million, and $0 for 2006, 2005, and 2004, respectively, in operation and maintenance and A&G expenses and approximately $2.6 million, $2.4 million, and $2.3 million for 2006, 2005, and 2004, respectively, included in depreciation expense associated with cost of removal obligations. Regulatory assets and liabilities are not assets acquired or liabilities assumed (except for cost of removal obligations) and therefore are not reported in the Statements of Assets Acquired and Liabilities Assumed, but amounts reported in the Statements of Revenues and Direct Expenses include the effect of applying FAS 71.
     Use of estimates – The preparation of these Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of revenues and direct expenses and assets acquired and liabilities assumed. Actual results could differ from those estimates. Also, as discussed in Note 2, the Statements include allocations and estimates that are not necessarily indicative of the amounts that may have resulted if the Business had been operated as a stand-alone entity.
     Property and equipment, net of accumulated depreciation – Property and equipment is recorded at the original cost of construction, which includes material, labor, contractor services, AFUDC (debt and equity) and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation.
     Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of electric transmission property and equipment and salvage value are netted and charged to accumulated depreciation upon removal from electric transmission property and equipment and no gain or loss is recognized. Removal costs incurred are charged to cost of removal obligations.
     Inventory – Materials and supplies are valued based on a weighted-average cost basis. Materials issued from inventory are charged to CWIP or operation and maintenance expense based on the weighted-average cost basis for each inventory item. Inventory is recorded at lower of cost or market.

     Cost of removal obligations – IP&L, and implicitly the Business, collects in retail electric base rates future removal costs for certain assets that do not have an associated legal ARO. IP&L records a cost of removal obligation for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities. Liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base.
     Asset retirement obligations – IP&L followed the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“FAS 143”), as amended by Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FAS 143” (“FIN 47”), in determining AROs related to the Business. Under the provisions of these statements, a company is required to recognize a liability for the fair value of a conditional ARO when incurred if fair value can be reasonably estimated. When a new liability is recorded, an entity will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Business’ AROs include legal obligations for the management and final disposition of PCBs. A reconciliation of the changes in AROs associated with property and equipment was as follows (in millions):

	2006	2005
Balance at January 1	$0.3	$—
Adoption of FIN 47	—	0.3

Balance at December 31	$0.3	$0.3

     Revenue recognition – Electric transmission revenue for the Business is primarily from electric sales and deliveries and is recorded under the accrual method of accounting and recognized upon delivery. The Business accrues revenues for services rendered but unbilled at month-end. IP&L serves as collection agent for sales or various other taxes and record revenues on a net basis. The electric transmission revenues do not include the collection of the aforementioned taxes and the related tax obligations, pursuant to the Agreement, are not reflected in the Statements of Assets Acquired and Liabilities Assumed as ITC will not assume such obligations.
     Depreciation expense – The Business uses a combination of remaining life and straight-line depreciation methods as approved by IP&L’s respective regulatory commissions. The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group depreciation rates. These depreciation studies are generally conducted by third party experts, analyzed by management and are subject to review and approval by IP&L’s respective regulatory commissions. Depreciation expense is included within the recoverable cost of service included in retail electric base rates charged to customers. The range of the rates of depreciation for the Business’ electric transmission properties, consistent with current rate making practices in IP&L’s regulatory jurisdictions in Iowa, Minnesota, and Illinois are as follows:

	2006 (a)	2005	2004
Station equipment	2.1% – 2.6%	2.3% – 2.6%	2.3% – 2.7%
Overhead conductors and devices	1.7% – 3.0%	1.7% – 3.0%	2.1% – 3.0%
Poles and fixtures	2.3% – 3.9%	2.3% – 3.9%	3.0% – 3.9%
Towers and fixtures	1.4% – 2.6%	1.4% – 2.5%	1.4% – 2.5%
Structures and improvements	1.6% – 1.7%	1.6% – 1.7%	1.6% – 1.7%
Underground conduit, conductors, and devices	2.8% – 3.3%	2.8% – 3.3%	2.8% – 3.3%

(a)	Effective January 1, 2006, IP&L implemented updated depreciation rates as a result of an updated depreciation study in IP&L’s Iowa service territory. These updated Iowa depreciation rates decreased the Business’ depreciation expense for 2006 by approximately $2 million and the reduction in depreciation expense did not result in a reduction in IP&L’s Iowa electric retail base rates. A comparison between the 2005 Iowa depreciation rates and the updated 2006 depreciation rates are as follows:

Iowa depreciation rates:	2006	2005
Station equipment	2.1%	2.3%
Overhead conductors and devices	2.4%	2.7%
Poles and fixtures	2.5%	3.0%
Towers and fixtures	2.6%	2.5%
Structures and improvements	1.7%	1.6%
Underground conduit, conductors, and devices	2.8%	2.8%
Included in Depreciation expense in 2006, 2005, and 2004 was approximately $0.4 million, $0.3 million, and $0.2 million, respectively, related to Common assets.
(4) RELATED-PARTY TRANSACTIONS
     System Coordination and Operating Agreement – IP&L and WPL are parties to a System Coordination and Operating Agreement. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and electric transmission (IP&L only) systems of IP&L and WPL. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system sales and purchases made to market excess system capability or to meet system capability deficiencies. The procedures were approved by FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IP&L and WPL are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to IP&L and WPL in proportion to each utility’s share of electric production at the time of the sale.
     Corporate Service Agreement – Pursuant to a service agreement, IP&L receives various services from an affiliate, Corporate Services. These services are billed to IP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of IP&L. The costs attributed to the Business totaled approximately $24 million, $24 million, and $19 million for 2006, 2005, and 2004, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services, including costs associated with capital expenditures.
     American Transmission Company (“ATC”) – ATC is an independent for-profit, transmission-only company and is a transmission-owning member of the Midwest Independent System Operator (“MISO”). ATC also has various transmission interconnections with four other transmission owning utilities in the Midwest. WPL owns an equity interest in ATC. Pursuant to the various agreements, IP&L receives operation and maintenance services from ATC and billed the Business $3.1 million, $2.9 million, and $2.8 million in 2006, 2005, and 2004, respectively.
(5) COMMITMENTS AND CONTINGENCIES
     Construction and acquisition expenditures – Capital expenditures, investments and financing plans are reviewed, approved and updated as part of IP&L’s strategic planning and budgeting process. In addition, significant capital expenditures and investments are subject to a cross-functional review prior to approval. Changes in IP&L’s anticipated construction and acquisition expenditures may result from a number of reasons including, but not limited to, economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, IP&L’s desire to maintain targeted capital ratios and credit ratings, variations in sales, changing market conditions and new opportunities.
     The Agreement provides that ITC will assume all liabilities and obligations associated with capital expenditure projects relating to electric transmission easement relocation obligations and engineering and construction, in each case related to the Business and outstanding on or arising after the closing date of the Agreement. IP&L currently estimates construction and acquisition expenditures related to the Business for 2007 of approximately $91 million, which includes the impacts of restoration of service following winter storms in IP&L’s service territory. Refer to Note 7, “Subsequent Event – IP&L Service Territory Winter Storms,” for further discussion of the winter storms impacts on IP&L’s service territory.

     Employee contingent benefit obligations – The Agreement provides ITC the ability to extend employment offers to employees of IP&L, or its affiliate Corporate Services, (up to a maximum of 50 employees) who will become employees of ITC (“Transferred Employees”) upon closing of the transaction. Pursuant to the terms of the Agreement, ITC will assume certain employee benefit obligations relating to the Transferred Employees, in particular, obligations relating to accrued and unused vacation earned during the calendar year of the closing date and other postretirement benefits relating to IP&L’s retiree health care plans, or the Transferred Employee Contingent Benefit Obligations. The Agreement stipulates IP&L is to provide ITC with cash equivalent to the earned but unused vacation and transfer retiree health care plan trust assets after the closing of the transaction to satisfy the Transferred Employee Contingent Benefit Obligations. The Statements of Assets Acquired and Liabilities Assumed do not reflect an obligation for the Transferred Contingent Employee Benefit Obligations as the Transferred Employees, or the number of Transferred Employees, have not been identified as of the respective dates of the Statements of Assets Acquired and Liabilities Assumed. The Transferred Employee Contingent Benefit Obligations to be assumed will be determined when the obligating event occurs upon the closing of the transaction.
     Management estimates the Transferred Employee Contingent Benefit Obligations to be approximately $0.7 million as of December 31, 2006, based on the identification of potential employees who may become Transferred Employees. The estimated Transferred Employee Contingent Benefit Obligations are based on IP&L’s actuarial assumptions as of its September 30, 2006 measurement date, IP&L’s most recent measurement date. The actuarial assumptions reflect a discount rate of 5.85%, and initial and ultimate annual medical cost trend rates of 9% and 5%, respectively. These actuarial assumptions were applied to potential employees who would be 45 years of age, based on an assumed transaction closing date of December, 31, 2007, and would be eligible, upon retirement, to receive postretirement benefits in IP&L’s retiree health care plans had the Transferred Employee’s service with IP&L not been terminated due to the transaction closing. The estimate also assumes potential employees, regardless of age, who may become Transferred Employees carryover all accrued and earned vacation during calendar year 2007. The estimates used by IP&L will differ in certain respects from those used by ITC, including but not limited to, differences in the number, age and composition of the actual Transferred Employees, changes in discount rates, including the utilization of ITC’s discount rate for the actual calculation, changes in annual medical trend rates and any potential retiree health care plan modifications made prior to the closing date of the transaction. Accordingly, the estimate of the Transferred Employee Contingent Benefit Obligations reflected above may not be indicative of the actual obligations and expenses that ITC may assume or incur after closing of the transaction, and such differences could be material.
     The Agreement also stipulates within 60 days after a Transferred Employee commences employment with ITC, ITC will grant to Transferred Employees restricted shares of common stock of ITC Holdings Corp. IP&L shall within 30 days after having received notice from ITC Holding Corp. make a payment in an amount equal to 65% of the fair value of the restricted shares of ITC Holdings Corp. common stock, up to a maximum payment of $2.6 million.
     Inventory supply agreements – IP&L, through its agent, Corporate Services, has an agreement in which the counterparty maintains an inventory of materials and supplies to be provided to IP&L on a just-in-time basis following receipt of purchase orders from IP&L. The inventory supply agreement provides IP&L with the right to cancel the agreement upon providing the appropriate written notice. In the event of cancellation, IP&L may be required to make payment to the counterparty, pursuant to the terms of the inventory supply agreement, for materials and supplies held by the counterparty, plus reasonable expenses. IP&L estimates the counterparty had materials and supplies on hand related to the Business of $0.3 million and $0.4 million as of December 31, 2006 and 2005, respectively.
     Legal proceedings – IP&L is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Pursuant to the terms of the Agreement, claims and defenses of IP&L to the extent such claims and defenses arise primarily with respect to the electric transmission assets acquired or liabilities assumed are to be assigned to ITC, and will be included as a purchase price adjustment, if applicable. The Statements of Assets Acquired and Liabilities Assumed reflect no assets or liabilities relating to legal proceedings.

(6) OPERATING LEASES
     The Business has various agreements related to property and equipment rights that are accounted for as operating leases. Rental expenses associated with the Business’ operating lease rental expenses included in operations and maintenance expense for 2006, 2005 and 2004 were $0.7 million, $1.9 million and $1.9 million, respectively. Contingent rentals from operating leases that were excluded from these amounts were $0.4 million, $1.0 million and $1.0 million for 2006, 2005 and 2004, respectively. At December 31, 2006, the Business’ future minimum operating lease payments, excluding contingent rentals, were $0.
(7) SUBSEQUENT EVENT – IP&L SERVICE TERRITORY WINTER STORMS
     In late February 2007, two major Midwest winter storms caused considerable damage to IP&L’s electric transmission and distribution system in its Iowa and Minnesota service territories. IP&L completed its initial restoration efforts in early March 2007, and expects permanent repairs to the system to continue through 2007. IP&L’s current estimate of the total cost of the storms related to its Business, including an allocated portion of overheads, is approximately $42 million, including capital expenditures of approximately $36 million and operations and maintenance expenses of $6 million.